                                                                    Exhibit 99.1

Post Properties, Inc (ticker: PPS, exchange: New York Stock Exchange) News Release - 27-Aug-2004

--------------------------------------------------------------------------------

POST PROPERTIES AND JOHN WILLIAMS RESOLVE ALL OUTSTANDING DIFFERENCES

      -- Williams Steps Down From Board of Directors of Post Properties --


      ATLANTA, Aug. 27 /PRNewswire-FirstCall/ -- Post Properties, Inc. (NYSE:
      PPS), an Atlanta-based real estate investment trust, and John A. Williams, the Company's founder and Chairman Emeritus, jointly announced today that they have entered into a settlement agreement resolving all their outstanding differences.

      Under the terms of the agreement, Mr. Williams' Employment Agreement and Noncompetition Agreement have been terminated. In addition, Mr. Williams resigned from Post Properties' Board of Directors effective immediately. The Company agreed to continue to provide Mr. Williams with certain payments and benefits until May 31, 2013, which would have been the approximate expiration date of the Employment Agreement.

      The agreement provides for customary standstill covenants by Mr. Williams for a period of seven years. The parties also exchanged mutual releases and agreed to non-disparagement and no litigation covenants.

      In February 2003, the Company recorded a charge for the present value of the estimated payments under Mr. Williams' Employment Agreement. Because the present value of the estimated payments under the settlement agreement approximates the Company's remaining accrued charge under the Employment Agreement, the Company does not currently anticipate an additional accrual in connection with this settlement.

      Robert C. Goddard, III, the Company's Chairman of the Board, said, "We are extremely pleased that we have been able to put our differences behind us, and that the Board and management can focus their full attention on the Company's business and improving value for the benefit of all shareholders. This past year and a half has been a challenging period for the Company, but I believe we have emerged with a Board of Directors which is united in its determination to help the Company realize the value of its assets. Post Properties owes much to John Williams, and we wish him well in the future."

      Mr. Williams said, "This was the right time for an amicable parting. My activism has resulted in positive changes at Post Properties, particularly in the important area of corporate governance. And, with three new recently-elected, independent directors in place, I am now comfortable leaving my position on the Post Properties Board of Directors. I intend to pursue my own interests in real estate investment and development, and I will always maintain a deep affection for Post."

      Post Properties, founded more than 30 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company's mission is delivering superior satisfaction and value to its residents, associates, and investors. Operating as a real estate investment trust (REIT), the Company focuses on developing and managing Post(R) branded resort-style garden apartments and high density urban apartments with a vision of being the first choice in quality multifamily living. Post Properties is headquartered in Atlanta, Georgia, and has operations in 10 markets across the country.

      Nationwide, Post Properties owns approximately 24,700 apartment homes in
      65
      communities, including 666 apartment homes held in three unconsolidated joint ventures.

      CONTACT:

            Janie Maddox
            Post Properties, Inc.
            1-404-846-5056